FIFTH AMENDMENT TO
                                  AGREEMENT FOR
                        DEVELOPMENT AND IMPLEMENTATION OF
                           EPO UTILIZATION DATA AUDIT

         This Fifth Amendment ("Amendment"), effective June 12, 1996, by and between HCIA Inc. ("HCIA"), a Maryland corporation, and successor by merger to Healthcare Knowledge Resources, Inc., a Michigan corporation ("HKR"), and Amgen Inc., a Delaware corporation ("Client") with reference to the following:

         A. Effective January 1, 1992, HKR and Client entered into that certain Agreement for Development and Implementation of EPO Utilization Data Audit (the "Agreement"), as amended on August 1, 1992, April 6, 1993, July 1, 1994, and June 30, 1995.

         B. Effective October 4, 1993, HCIA became the corporate successor to HKR by merger and, pursuant to Section 12.14 of the Agreement, HCIA expressly assumed all of HKR's rights and obligations under the Agreement. All references in the Agreement to HKR shall be deemed references to HCIA.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

         1.       Section 10.1.  Term is amended in its entirety as follows:

                  The term of this Agreement shall be for a period of six (6) years from the effective date of this Agreement. This Agreement shall be automatically extended for additional terms of one (1) year, unless Client delivers to HCIA written notice of Client's intent not to so renew not less than one hundred and eighty (180) days prior to the end of the initial or any extended term.

         2. Sections 10.2.2. Termination by Client and 10.2.3. Termination Due to Arbitrator's Decision as added by the Second Amendment to Agreement dated April 16, 1993, and as amended by the Third Amendment to Agreement dated July 1994, and the Fourth Amendment to Agreement dated June 30, 1995, are hereby amended in their entirety as follows:

         10.2.2. Termination by Client. Client reserves the right to terminate this Agreement, for any reason other than as set forth in Section 10.2.3, upon ninety (90) days' prior written notice to HCIA; provided, however, that in the event Client so elects to terminate this Agreement prior to December 31, 1997, Client agrees to pay to HCIA, upon the effective date of such termination and in addition to all other amounts then owing, (a) $180,000 per month through December 31, 1997 (the "Severance Amount"), which Severance Amount shall constitute a credit against the payment by Client of any fees for any products or services

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         offered by HCIA (including,  without limitation, receipt of audit data)
         and ordered by Client or its affiliates by December 31, 1997 or such later date as agreed upon by the parties; plus (b) an amount equal to the out-of-pocket expenses incurred by HCIA under this Agreement as of the effective date of such termination. In connection with any products or services ordered by Client or its affiliates under this Section 10.2.2., Client agrees to execute HCIA's standard agreement for such products or services.

         10.2.3. Termination Due to Arbitrator's Decision. Client reserves the right to terminate this Agreement upon thirty (30) days' prior written notice to HCIA in the event the arbitrator of the arbitration proceedings between Client and Ortho Pharmaceutical Corporation determines that the Audit Program shall not be utilized in the arbitrator's audit of EPO administration to hospital inpatients and outpatients; provided, however, that in the event Client so elects to terminate this Agreement prior to December 31, 1997, Client agrees that it shall pay to HCIA, upon the effective date of such termination and in addition to all other amounts then owing, either, at Client's election (a) the Severance Amount, which such Severance Amount shall constitute a credit against the payment by Client of any fees for any products or services offered by HCIA (including, without limitation, receipt of audit data) and ordered by Client or its affiliates by December 31, 1997 or such later date as agreed upon by the parties; plus the out-of-pocket expenses incurred under this Agreement by HCIA as of the effective date of such termination, or (b) an amount equal to one-half (1/2) of the Severance Amount, which such amount shall not constitute a credit against the payment by Client of any fees for any products or services offered by HCIA, plus the out-of-pocket expenses incurred by HCIA as of the effective date of such termination. In connection with any products or services ordered by Client or its affiliates under this Section 10.2.3, Client agrees to execute HCIA's standard agreement for such products or services.

         3. Except as amended hereby, the Agreement, as amended on August 1, 1992, April 6, 1993, July 1, 1994, and June 30, 1995, shall continue in full force and effect in accordance with its terms.

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         IN  WITNESS  WHEREOF,  each  of the  parties  has  duly  executed  this
Amendment effective as of the date first written above.

WITNESS:                           HCIA INC.


_____________________              By:  /s/ Barry C. Offutt
                                        Barry C. Offutt
                                         Senior Vice President

                                   AMGEN INC.


_____________________              By:  /s/ Thomas A. Hardy
                                        Name:  Thomas A. Hardy
                                        Title: Director, Finance Admin.

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